Exhibit 5.2

March 30, 2026

Nutrien Ltd.

211 19th Street East, Suite 1700

Saskatoon, SK S7K 5R6

Ladies and Gentlemen:

Re:  Registration Statement on Form F-10

We hereby consent to the reference to us in the registration statement on Form F-10 to which this consent is attached (the “Registration Statement”) and the related short form prospectus (the “Prospectus”) of Nutrien Ltd. and to the use of our firm name under the headings “Legal Matters”, “Enforceability of Civil Liabilities” and “Documents Filed as Part of the Registration Statement” in the Prospectus included in the Registration Statement and in any amendments thereto.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours truly,

/s/ Blake, Cassels & Graydon LLP
BLAKE, CASSELS & GRAYDON LLP